Exhibit 99.1

WESTWOOD ONE COMPLETES
RECAPITALIZATION

New York, NY – April 23, 2009. Westwood One, Inc. (OTCBB: WWON) announced today that it has completed the refinancing of its outstanding long-term indebtedness and the recapitalization of its equity.

As part of the recapitalization, Westwood One’s then-existing lenders refinanced and exchanged all of their outstanding indebtedness (approximately $241 million in principal amount) for $25 million in cash, shares of 8.0% Series B Convertible Preferred Stock representing approximately 25% of Westwood One’s equity and $117.5 million aggregate principal amount of new senior secured notes, maturing July 15, 2012.

Entities managed by The Gores Group, LLC (together with its affiliates, “Gores”), Westwood One’s largest stockholder, purchased for cash $25 million of Series B Preferred Stock, and exchanged all of their 7.5% Series A Convertible Preferred Stock for shares of 7.5% Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”). As a result of the recapitalization, Gores owns approximately 74.8% of Westwood One’s equity with respect to its preferred stock and Westwood One’s existing common stockholders own approximately 2.5% of the outstanding equity of Westwood One.

Westwood One also obtained a new credit facility with Wells Fargo Foothill, LLC comprised of a $20 million subordinated unsecured term loan and a $15 million senior unsecured revolving line of credit to finance working capital and other general corporate purposes. The subordinated term loan and revolving line of credit are guaranteed by certain Gores funds.

“We have reached a significant milestone in Westwood One’s turnaround plan,” said Rod Sherwood, President and CFO of Westwood One. “The refinancing and infusion of additional capital provide key support for our strategic initiatives to drive revenue, improve operating efficiency and acquire new properties to further enhance Westwood One’s traffic, news, sports, talk and entertainment leadership positions.”

”We have increased our investment in Westwood One because we continue to recognize the opportunity for long-term growth,” said Scott Honour, Senior Managing Director of The Gores Group. “The Company is well-positioned in the media market, with a strong competitive offering, leading content and services and a focused, customer-centric orientation.”

As part of the closing, Westwood One’s Board was reconstituted with Gores assuming control of the Board. Three Gores’ designees were named to the Board: Andrew P. Bronstein, Managing Director of Glendon Partners, an operating group associated with Gores, Jonathan I. Gimbel, Vice President, Mergers and Acquisitions, of The Gores Group, LLC, and Michael F. Nold, Managing Director of Glendon Partners.

Moelis & Company served as financial advisor to Westwood One and Skadden, Arps, Slate, Meagher & Flom LLP served as the Westwood One’s legal advisor.

Chanin Capital Partners served as financial advisor to The Gores Group and Proskauer Rose LLP served as The Gores Group’s legal advisor.

About Westwood One

Westwood One (OTCBB: WWON) is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic division, Westwood One provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its network and Metro content.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Westwood One to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements are described in Westwood One’s reports filed with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as otherwise stated in this news announcement, Westwood One does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

About The Gores Group, LLC

Founded in 1987, The Gores Group, LLC is a private equity firm focused on completing investments, including acquiring controlling interests in mature businesses across industry sectors that can benefit from the firm’s operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence strength of a strategic buyer with the M&A capabilities of a traditional financial buyer. The Gores Group has demonstrated over time a track record of creating value in its portfolio companies alongside management. The Gores Group is currently investing from its $1.3 billion committed private equity funds. Headquartered in Los Angeles, California, The Gores Group also maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.

###

Press Contact: Peter Sessa Westwood One (212) 641.2053 peter_sessa@westwoodone.com	The Gores Group Contact: Jim Bates Sitrick & Co. (310) 788-2850